SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)


                             GRAY TELEVISION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   389375106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               August 26, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [   ]       Rule 13d-1(b)
      [ X ]       Rule 13d-1(c)
      [   ]       Rule 13d-1(d)

CUSIP No.  389375106                  13G                               2 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Capital Management

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         PN

CUSIP No.  389375106                  13G                               3 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Capital Partners V, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         PN

CUSIP No.  389375106                  13G                               4 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Capital Partners V FTE, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         PN

CUSIP No.  389375106                  13G                               5 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Capital Partners V Germany, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         PN

CUSIP No.  389375106                  13G                               6 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Capital Partners, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         PN

CUSIP No.  389375106                  13G                               7 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MJDM Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         CO

CUSIP No.  389375106                  13G                               8 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Four JK Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         CO

CUSIP No.  389375106                  13G                               9 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         ALCR Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         CO

CUSIP No.  389375106                  13G                              10 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew Sandler

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         IN

CUSIP No.  389375106                  13G                               11 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael J. Marocco

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12       TYPE OF REPORTING PERSON

         IN

CUSIP No.  389375106                  13G                              12 of 27


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         John Kornreich

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [   ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                     5        SOLE VOTING POWER

                              50,000

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 50,000

                     8        SHARED DISPOSITIVE POWER

                              0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.11%

12       TYPE OF REPORTING PERSON

         IN

CUSIP No.  389375106                  13G                              13 of 27


SCHEDULE 13G


Item 1.

        (a)          Name of Issuer:  Gray Television, Inc.

        (b)          Address of Issuer's Principal Executive Offices:
                     4370 Peachtree Road NE
                     Atlanta, Georgia  30319

Item 2.

1.      (a)          Name of Person Filing:  Sandler Capital Management

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler Capital Management is a general partnership organized under the laws of the State of New York.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

2.      (a)          Name of Person Filing: Sandler Capital Partners V, L.P.
                     ("Sandler V")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

CUSIP No.  389375106                  13G                              14 of 27

3.      (a)          Name of Person Filing: Sandler Capital Partners V FTE, L.P.
                     ("Sandler V FTE")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V FTE is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

4.      (a)          Name of Person Filing:  Sandler Capital Partners V Germany,
                     L.P. ("Sandler V Germany")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V Germany is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

5.      (a)          Name of Person Filing:  Sandler Investment Partners, L.P.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler Investment Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

CUSIP No.  389375106                  13G                              15 of 27

6.      (a)          Name of Person Filing:  MJDM Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     MJDM Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

7.     (a)           Name of Person Filing:  Four JK Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

8.      (a)          Name of Person Filing:  ALCR Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     ALCR Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

CUSIP No.  389375106                  13G                              16 of 27

9.      (a)          Name of Person Filing:  Andrew Sandler

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

10.    (a)           Name of Person Filing:  Michael J. Marocco

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

11.    (a)           Name of Person Filing:  John Kornreich

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                     Not applicable.

CUSIP No.  389375106                  13G                              17 of 27

Item 4.              Ownership.

                     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     1.  Sandler Capital Management:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is managed by a committee (the "Management Committee") consisting of the principal stockholders of ALCR Corp., MJDM Corp., and Four JK Corp. (Andrew Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler V, Sandler V FTE and Sandler V Germany's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     2.  Sandler Capital Partners V, L.P.:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                               disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

CUSIP No.  389375106                  13G                              18 of 27

                     3.  Sandler Capital Partners V FTE, L.P.:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     4.  Sandler Capital Partners V Germany, L.P.

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

CUSIP No.  389375106                  13G                              19 of 27


                     5.  Sandler Investment Partners, L.P.:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc. Sandler Investment Partners, L.P. is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     6.  MJDM Corp.:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

CUSIP No.  389375106                  13G                              20 of 27


                     7.  Four JK Corp.:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     8.  ALCR Corp.:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

CUSIP No.  389375106                  13G                              21 of 27


                     9.  Andrew Sandler:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     10.  Michael J. Marocco:

                     (a) Amount beneficially owned: 0 shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

CUSIP No.  389375106                  13G                              22 of 27


                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     11.  John Kornreich:

                     (a) Amount beneficially owned: 50,000(1) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE, and Sandler V Germany. Reporting Person is also the sole general partner of JK Media Limited Partnership.

                     (b)  Percent of class: 0%

                     (c)  Number of shares as to which the person has:

                          (i)   Sole power to vote or to direct the vote:
                                50,000(1) shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 50,000(1) shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

_________________________

(1) Includes 50,000 shares of Common Stock owned by JK Media Limited Partnership, of which the Reporting Person is the sole general partner.

CUSIP No.  389375106                  13G                              23 of 27


Item 5.              Ownership of Five Percent or Less of a Class.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following:

                     [X]


Item 6.              Ownership of More Than Five Percent on Behalf of Another
                     Person.

                     See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                     Not applicable.

Item 8.              Identification and Classification of Members of the Group.

                     See Exhibit A for Joint Filing Agreement.

Item 9.              Notice of Dissolution of Group.

                     Not applicable.

Item 10.             Certifications.

                     By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  389375106                  13G                              24 of 27


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2004            SANDLER CAPITAL MANAGEMENT
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            SANDLER CAPITAL PARTNERS V, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         general partner
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            SANDLER CAPITAL PARTNERS V FTE, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         general partner
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         general partner
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

CUSIP No.  389375106                  13G                              24 of 27

Date:  February 17, 2004            SANDLER INVESTMENT PARTNERS, L.P.
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            MJDM CORP.

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            FOUR JK CORP.

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            ALCR CORP.

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    Secretary

Date:  February 17, 2004            By:  /s/ Andrew Sandler
                                    Name:  Andrew Sandler

Date:  February 17, 2004            By:  /s/ Michael Marocco
                                    Name:  Michael J. Marocco

Date:  February 17, 2004            By:  /s/ John Kornreich
                                    Name:  John Kornreich

CUSIP No.  389375106                  13G                              26 of 27

Exhibit A

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Gray Television, Inc. and that this Agreement be included as an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 17th day of February 2004.

Date:  February 17, 2004            SANDLER CAPITAL MANAGEMENT
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            SANDLER CAPITAL PARTNERS V, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         general partner
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            SANDLER CAPITAL PARTNERS V FTE, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         general partner
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

CUSIP No.  389375106                  13G                              27 of 27


Date:  February 17, 2004            SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         general partner
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            SANDLER INVESTMENT PARTNERS, L.P.
                                    By:  Sandler Capital Management,
                                         general partner
                                    By:  MJDM Corp., a general partner

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            MJDM Corp.

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            Four JK Corp.

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    President

Date:  February 17, 2004            ALCR Corp.

                                    By:  /s/ Moira Mitchell
                                    Name:  Moira Mitchell
                                    Title:    Secretary

Date:  February 17, 2004            By:  /s/ Andrew Sandler
                                    Name:  Andrew Sandler

Date:  February 17, 2004            By:  /s/ Michael Marocco
                                    Name:  Michael J. Marocco

Date:  February 17, 2004            By:  /s/ John Kornreich
                                    Name:  John Kornreich